Exhibit 99.1

News

Contacts:
Media:
Sheryl Williams
610.738.6493
swilliam@cephalon.com

Investors:
Robert (Chip) Merritt
610.738.6376
cmerritt@cephalon.com

Cephalon Reports Strong First Quarter Earnings

AMRIX Growing Rapidly

TREANDA Successfully Launched in April

Frazer, Pa. – May 1, 2008 – Cephalon, Inc. (Nasdaq: CEPH) today reported first quarter 2008 sales of $433.9 million, compared to sales of $423.9 million for the first quarter 2007 and the company’s sales guidance of $435 - $445 million.  Basic income per common share for the quarter was $0.57.  Excluding amortization expense and certain other items, basic adjusted income per common share for the quarter was $1.12, compared to $1.45 for the same period in 2007 and the company’s earnings guidance range of $1.00 to $1.10.

Central nervous system (CNS) franchise sales were $226.7 million during the quarter, a 4 percent increase compared to the same period last year.  Pain franchise reported strong sales of $125.7 million, a decrease of only 4 percent versus 2007, with sales of AMRIX® (cyclobenzaprine hydrochloride extended-release capsules) and FENTORA® (fentanyl buccal tablet) [C-II] largely offsetting the continued generic erosion of ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. Oncology franchise sales were $27.5 million and do not include sales of TREANDA® (bendamustine hydrochloride), which was launched in April.

“We are receiving overwhelmingly positive feedback from the TREANDA launch,” said Frank Baldino, Jr., Ph.D., Chairman and CEO.  “In addition, prescriptions for AMRIX doubled compared to last quarter as acceptance of this product in the market continues to grow.  These two products will continue to drive Cephalon sales growth.”

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0065

The company is updating its guidance for 2008.  Total sales guidance is $1.83-$1.88 billion. This includes CNS franchise sales of $975-$1,000 million, pain franchise sales of $500-$525 million, oncology franchise sales of $125-$150 million, and other product sales of $200-$225 million. Full year SG&A and R&D guidance is $740-$760 million and $340-$360 million, respectively.  Adjusted net income guidance is $346-$353 million and basic adjusted income per common share guidance is $5.10-$5.20.

For the second quarter of 2008, Cephalon is introducing sales guidance of $455-$465 million, adjusted net income guidance of $74.6-$81.4 million and basic adjusted income per common share guidance of $1.10-$1.20.

Basic adjusted income per common share guidance for both the second quarter 2008 and full-year 2008 is reconciled below and is subject to the assumptions set forth therein.

Cephalon’s management will discuss the company’s second quarter 2008 performance in a conference call with investors beginning at 5:00 p.m. U.S. EDT today.  To participate in the conference call, dial +1-913-981-5581 and refer to conference code number 7561641. Investors can listen to the call live by logging on to the company’s website at www.cephalon.com and clicking on “Investor Information,” then “Webcast.”  The conference call will be archived and available to investors for one week after the call.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. A member of the Fortune 1000, Cephalon currently employs close to 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA, TRISENOX® (arsenic trioxide), AMRIX, TREANDA, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), and ACTIQ. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products, including the growth and acceptance of Amrix in the market and the relative success of the

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recent launch of Treanda; sales, adjusted net income and basic adjusted income per common share guidance for the second quarter and full-year 2008 and SG&A and R&D guidance for the full-year 2008; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial results attached to this press release include “Adjusted Net Income,” “Basic Adjusted Income per Common Share,” “Adjusted Net Income Guidance,” “Basic Adjusted Income per Common Share Guidance,” and “Diluted Adjusted Income Per Common Share,” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

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CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
REVENUES:
Sales	$433,897	$423,879
Other revenues	9,322	13,155
	443,219	437,034
COSTS AND EXPENSES:
Cost of sales	89,916	86,546
Research and development	81,435	83,958
Selling, general and administrative	198,984	152,454
Restructuring charges	3,911	—
Acquired in-process research and development	10,000	—
	384,246	322,958

INCOME FROM OPERATIONS	58,973	114,076

OTHER INCOME (EXPENSE):
Interest income	6,601	6,576
Interest expense	(8,994)	(4,595)
Other income, net	5,315	2,756
	2,922	4,737

INCOME BEFORE INCOME TAXES	61,895	118,813

INCOME TAX EXPENSE	23,044	43,628

NET INCOME	$38,851	$75,185

BASIC INCOME PER COMMON SHARE	$0.57	$1.14

DILUTED INCOME PER COMMON SHARE	$0.52	$0.99

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	67,665	65,806

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	74,286	75,835

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended
	March 31,
	2008		2007

GAAP NET INCOME	$38,851		$75,185

Cost of sales adjustments	27,888	(1)	20,965	(1)
Research and development adjustments	7,754	(2)	10,000	(2)
Selling, general and administrative adjustments	2,955	(3)	—
In-process research and development adjustments	10,000	(4)	—
Restructuring adjustments	3,911	(5)	—
Interest expense adjustment	3,750	(6)	—
Income tax adjustment	(19,515	)(7)	(10,982	)(7)
	36,743		19,983

ADJUSTED NET INCOME	$75,594		$95,168

BASIC ADJUSTED INCOME PER COMMON SHARE	$1.12		$1.45

DILUTED ADJUSTED INCOME PER COMMON SHARE	$1.02		$1.25

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	67,665		65,806

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	74,286		75,835

Notes to Reconciliation of GAAP Net Income to Adjusted Net Income

(1)	To exclude the on-going amortization of acquired intangible assets ($26.2M in 2008; $21.0M in 2007) and accelerated depreciation related to restructuring ($1.7M in 2008).

(2)	To exclude charges related to payment for research and development collaboration, as well as other charges ($1.8M) related to severance in 2008.

(3)	To exclude charges related to employee severance costs.

(4)	To exclude charges related to the acquisition of the licensed technology in the oncology field.

(5)	To exclude costs related to CIMA restructuring.

(6)	To exclude an estimate of accrued interest related to the agreement in principle reached with U.S. Attorney's Office in Philadelphia.

(7)

To reflect the tax effect of pre-tax adjustments at the applicable tax rates and certain other tax adjustments primarily related to changes in valuation allowances and other changes in tax assets and liabilities.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED SALES DETAIL

(In thousands)

(Unaudited)

	Three Months Ended						%
	March 31,						Increase
	2008			2007			(Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
PROVIGIL	$198,469	$14,766	$213,235	$188,727	$12,562	$201,289	5%	18%	6%
GABITRIL	11,131	2,293	13,424	13,884	2,336	16,220	(20)%	(2)%	(17)%
CNS	209,600	17,059	226,659	202,611	14,898	217,509	3%	15%	4%

ACTIQ	37,517	12,203	49,720	57,157	8,571	65,728	(34)%	42%	(24)%
Generic OTFC	27,318	—	27,318	34,020	—	34,020	(20)%	0%	(20)%
FENTORA	38,933	—	38,933	31,690	—	31,690	23%	0%	23%
AMRIX	9,768	—	9,768	—	—	—	100%	0%	100%
Pain	113,536	12,203	125,739	122,867	8,571	131,438	(8)%	42%	(4)%

Oncology	5,188	22,270	27,458	3,991	19,290	23,281	30%	15%	18%

Other	13,527	40,514	54,041	13,181	38,470	51,651	3%	5%	5%

	$341,851	$92,046	$433,897	$342,650	$81,229	$423,879	(0)%	13%	2%

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$855,846	$818,669
Investments	—	7,596
Receivables, net	295,035	276,776
Inventory, net	117,726	99,098
Deferred tax assets, net	150,456	176,619
Other current assets	41,828	43,267
Total current assets	1,460,891	1,422,025

PROPERTY AND EQUIPMENT, net	509,933	500,396
GOODWILL	486,865	476,515
INTANGIBLE ASSETS, net	822,342	817,828
DEFERRED TAX ASSETS, net	172,162	141,752
OTHER ASSETS	155,227	147,753
	$3,607,420	$3,506,269

CURRENT LIABILITIES:
Current portion of long-term debt	$1,037,163	$1,237,169
Accounts payable	94,547	91,437
Accrued expenses	665,746	677,184
Total current liabilities	1,797,456	2,005,790

LONG-TERM DEBT	203,317	3,788
DEFERRED TAX LIABILITIES, net	75,860	56,540
OTHER LIABILITIES	143,020	138,084
Total liabilities	2,219,653	2,204,202

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value	701	700
Additional paid-in capital	1,951,294	1,934,965
Treasury stock, at cost	(158,197)	(158,173)
Accumulated deficit	(585,277)	(624,128)
Accumulated other comprehensive income	179,246	148,703
Total stockholders’ equity	1,387,767	1,302,067
	$3,607,420	$3,506,269

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$38,851	$75,185
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	6,141	11,629
Shortfall tax benefits from stock-based compensation	—	(83)
Depreciation and amortization	41,577	30,592
Amortization of debt issuance costs	60	60
Stock-based compensation expense	10,950	11,699
Loss on disposals of property and equipment	252	—
Changes in operating assets and liabilities:
Receivables	(11,126)	(36,850)
Inventory	(9,567)	(14,585)
Other assets	(7,961)	(12,523)
Accounts payable, accrued expenses and deferred revenues	(18,572)	(9,160)
Other liabilities	13,639	2,584
Net cash provided by operating activities	64,244	58,548

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,295)	(21,384)
Acquisition of intangible assets	(25,046)	—
Sales and maturities of available-for-sale investments	7,596	18,023
Purchases of available-for-sale investments	—	(4,786)
Net cash used for investing activities	(35,745)	(8,147)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of common stock options	5,277	17,479
Windfall tax benefits from stock-based compensation	234	1,431
Acquisition of treasury stock	(24)	(128)
Payments on and retirements of long-term debt	(1,029)	(953)
Net cash provided by financing activities	4,458	17,829

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,220	2,688

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,177	70,918

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	818,669	496,512

CASH AND CASH EQUIVALENTS, END OF PERIOD	$855,846	$567,430

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of Projected GAAP Basic Income per Common Share

to Basic Adjusted Income Per Common Share Guidance

(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30, 2008			December 31, 2008

Projected GAAP basic income per common share	$0.81	—	$0.91	$3.75	—	$3.85

Amortization of current intangibles	$0.40	—	$0.40	$1.58	—	$1.58
Accelerated depreciation adjustment	$0.03	—	$0.03	$0.10	—	$0.10
Research and development adjustments	$—	—	$—	$0.11	—	$0.11
Selling, general and administrative adjustments	$—	—	$—	$0.04	—	$0.04
In-process research and development adjustment	$—	—	$—	$0.15	—	$0.15
Restructuring adjustments	$0.02	—	$0.02	$0.10	—	$0.10
Interest expense adjustment	$—	—	$—	$0.06	—	$0.06

Tax effect of pre-tax adjustments at the applicable tax rates	$(0.16)	—	$(0.16)	$(0.79)	—	$(0.79)

Basic adjusted income per common share guidance	$1.10	—	$1.20	$5.10	—	$5.20

The company’s guidance is being issued based on certain assumptions including:

• Entrance into the market of an additional generic version of ACTIQ in the second half of 2008;

• Adjusted effective tax rate of approximately 36 to 37 percent; and

• Weighted average number of common shares outstanding of 67.8 million shares for the three months ended June 30, 2008 and for the twelve months ended December 31, 2008, respectively.